Metropolitan Mortgage & Securities Co., Inc.

                 LONG TERM INCENTIVE PAY AGREEMENT


Long Term Incentive Pay Agreement, hereinafter referred to as Agreement, dated February 4, 1999 between Metropolitan Mortgage & Securities Co., Inc., hereinafter referred to as Company and William D. Snider, hereinafter referred to as Employee. Company and Employee mutually agree on the terms and conditions set forth below in consideration for employee's continued employment with Company and the promises set forth herein.
1. Term of agreement. Subject to the provisions for employment at will stated in paragraph 8 below, as stated in Company policies, and as agreed as part of the Employee Confirmation Form, incorporated herein, this agreement will begin on February 16, 1999, and will end on February 15, 2004.
2. Deferred Compensation. If Employee is employed continuously until February 15, 2004, he shall be entitled to receive $431,315.24, without interest, provided that Company remains solvent. Within 5 days of the end of the term of this agreement period, Employee will receive full payment of the deferred compensation. Other payment arrangements may be made if agreed to between Company and Employee in writing at least 90 days prior to the end of the term of the agreement. Both parties recognize that the payment(s) are, according to IRS rulings, subject to Federal Insurance Contribution Act
     (FICA) and Federal Income Tax (IRS) withholding and, therefore, Company will withhold applicable FICA and IRS contributions when making payment(s) to Employee and will also contribute the appropriate amount itself for its share of FICA payments.

3. Employee to devote full-time to Company. Employee will devote his entire working time, attention, and energies to the business of Company, and, during employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage, except by the expressed permission of Company. However, Employee is not prohibited from making personal investments in any other business, as long as those investments do not require participation in the operation of said businesses.

4. Restriction on post-employment competition. For two years following the end of his employment, Employee will not, within the United States of America, own, manage, operate, control or be employed by, or assist, any business that directly competes with Company and its business groups. Employee also agrees not to solicit Company's employees or its customers for employment or sales purposes. Company may, without waiving the protections of this provision, grant Employee the right to engage in business otherwise barred by this provision. Any such permission must be in writing and approved by an authorized representative of Company in order to be effective. If Employee violates the terms of this restriction, Employer shall be relieved from the duty to make payments under paragraph two of this agreement, and if Employee has already received payment, Company shall be entitled to receive a full refund of any payments made, including associated attorney and court fees incurred by Company to recover said payments

5. Confidentiality. Employee acknowledges that, during the course of his employment, he will become aware of confidential business information, including trade secrets, that are not generally known to the public and which have commercial value from their limited publication. Employee will not, at any time, during or after his employment with Company, reveal any such confidential information or trade secrets to any person, or use such confidential information, except as required in the course of his duties with Company or at Company's request and direction.

6. Property rights. All materials, products, processes, and ideas developed, established, used, or marketed during the course of the employment contract will be the property of Company and its business groups.

7. Death/Total and Permanent Disability benefit. In the event Employee dies during the term of the agreement, Company will pay to Employee's estate or beneficiary a pro-rated amount of the deferred compensation rounded to the nearest month of Employee's death. In the event Employee dies following the term of agreement, but before the completion of payment(s), Company will continue payment(s) to Employee's estate or beneficiary. In the event Employee becomes fully and permanently disabled from carrying out his job duties during the term of the agreement, Company will pay to Employee a pro-rated amount of the deferred compensation rounded to the nearest month of Employee's total and permanent disability.

8. Termination of Agreement. The duties imposed upon Company under paragraph two and seven of this agreement shall be discharged if employee terminates his employment (by resignation, abandonment or otherwise) or if employee is terminated for Cause. Cause shall include, gross misconduct or gross mismanagement of the business of Company, insubordination, repeated failure to meet reasonable expectations of his supervisor, violation of existing
     Company policies or hereafter as amended and adopted, willful falsification of any information that Employee gives to any officer or director of Company, Employee's intentional violation of any federal, state, or local law or regulation, a determination by a court of competent jurisdiction that Employee is prohibited for any reason from performing Employee's duties under this agreement, and/or any fraud, theft, or dishonesty by Employee adversely affecting Company, or its business groups, or its respective directors, officers or shareholders. In the case of termination for cause due to insubordination, failure to meet reasonable expectations of his supervisor, or violation of Company policies, employee shall not be terminated unless he has received a written warning and a reasonable opportunity (not to exceed thirty days) to correct the identified problem.

     In   the  event  Company  terminates  Employee  at  its  own
     discretion and without Cause, Employee will receive  a  pro
     rated  amount  of  the  deferred  compensation  up  to   and
      including the date Employee's employment is terminated.

9. Successors, Waiver and Assignment. This agreement shall be binding upon Company's successors and assigns. Any waiver of a portion of this contract by either party shall not constitute a waiver of any other portion of the contract, nor shall a failure to seek redress for a breach of the contract constitute a waiver of the right to enforce any other portion of the contract. Employee shall have no rights or power to assign this agreement, or any of Employee's rights and duties hereunder and any attempted assignment of the same by Employee shall be null and void.

10. Law and Venue. This contract is to be construed in accordance with the laws of the State of Washington. Any legal action to enforce this contract or for breach of this contract, shall be filed in the Superior Court of Spokane County, Washington. Both parties hereby consent to jurisdiction and venue in that court.

11. Severability. If any provision of this contract shall be found to be unenforceable, all other provisions shall remain in effect as if the unenforceable provision had never been included in the contract at all.
12. Entire agreement. This agreement supersedes and replaces all prior discussions, understandings, and oral agreements between the parties and contains the entire understanding and agreement between them on the matters set forth herein. Moreover, this agreement cannot be modified by the parties except by an instrument that is signed by the party or parties against whom such modification is sought to be enforced.
IN WITNESS WHEREOF, the parties have caused this agreement to be signed and validly executed to be effective as of the date set forth above.


Metropolitan Mortgage & Securities Co., Inc.

/s/ C. PAUL SANDIFUR, JR.

By: ____________________________________     Date: 2/4/1999
    C. Paul Sandifur, President and CEO
/S/ William D. Snider

By: ___________________________________      Date: 2/4/1999
    William D. Snider